                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the registrant [ ]

Filed by a party other than the registrant [ ]

Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-12

                         SIGMATRON INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                         SIGMATRON INTERNATIONAL, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                         SIGMATRON INTERNATIONAL, INC.
                              2201 LANDMEIER ROAD
                          ELK GROVE VILLAGE, IL 60007

                                                                November 9, 2001

Notice of Annual Stockholders Meeting:

     You are hereby notified that the 2001 Annual Meeting of Stockholders of SigmaTron International, Inc. (the "Company") will be held at the Holiday Inn located at 1000 Busse Road, Elk Grove Village, Illinois at 10:00 a.m. local time, on Friday, December 7, 2001, for the following purposes:

        1. To elect two Class II directors to hold office until the 2004 Annual Meeting.

        2. To consider a proposal to ratify the selection of Grant Thornton LLP as independent auditors of the Company for the fiscal year ending April 30, 2002.

        3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on October 19, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting.

     You are urged to attend the Meeting in person. Whether or not you expect to be present in person at the Meeting, please mark, date, sign and return the enclosed proxy in the envelope provided.

                                          By Order of the Board of Directors

                                          LINDA K. BLAKE
                                          Secretary

                         SIGMATRON INTERNATIONAL, INC.
                              2201 LANDMEIER ROAD
                          ELK GROVE VILLAGE, IL 60007

                      2001 ANNUAL MEETING OF STOCKHOLDERS

                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement and the accompanying proxy are furnished to stockholders of SigmaTron International, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors for use at the 2001 Annual Meeting of Stockholders (the "Meeting") to be held at the Holiday Inn located at 1000 Busse Road, Elk Grove Village, Illinois, at 10:00 a.m. local time, on Friday, December 7, 2001, for the purposes set forth in the accompanying Notice of Meeting. The Proxy Statement, the form of proxy included herewith and the Company's Annual Report to Stockholders for the fiscal year ended April 30, 2001 are being mailed to stockholders on or about November 9, 2001.

     Stockholders of record at the close of business on October 19, 2001 are entitled to notice of and to vote at the Meeting. On such date there were outstanding 2,881,227 shares of Common Stock, par value $.01 per share (the "Common Stock"). The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Meeting is necessary to constitute a quorum. In deciding all questions, each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share held on the record date.

     Votes cast by proxy or in person at the Meeting will be tabulated by the election inspector appointed for the Meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote but as not voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Abstentions will have the same effect as negative votes. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     Properly executed proxies will be voted in the manner directed by the stockholders. If no direction is made, such proxies will be voted FOR the election of all nominees named under the caption "Election of Directors" as set forth therein as directors of the Company, and FOR the ratification of the selection of Grant Thornton LLP as the Company's Independent Auditors. The ratification of the selection of auditors requires an affirmative vote by holders of a majority of the shares present at the Meeting in person or by proxy and entitled to vote. Any proxy may be revoked by the stockholder at any time prior to the voting thereof by notice in writing to the Secretary of the Company, either prior to the Meeting (at the above address) or at the Meeting if the stockholder attends in person. A later dated proxy will revoke a prior dated proxy.

     As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the Meeting. If other proper matters are presented at the Meeting, however, it is the intention of the proxy holders named in the enclosed form of proxy to take such actions as shall be in accordance with their best judgment.

     The information contained in this Proxy Statement relating to the occupations and security holdings of directors and officers of the Company and their transactions with the Company is based upon information received from each individual as of October 19, 2001.

                             HOLDINGS OF DIRECTORS
                             AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding beneficial ownership of Common Stock as of October 19, 2001 by (i) each director of the Company, (ii) each executive officer of the Company, (iii) each person (including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, and (iv) all directors and executive officers as a group.

                              BENEFICIAL OWNERSHIP

                                                                NUMBER OF
NAME                                                            SHARES(1)    PERCENT
----                                                            ---------    -------
Cyrus Tang Revocable Trust (2)..............................     488,413      17.0%
  3773 Howard Hughes Pkwy., Ste. 350N
  Las Vegas, NV 89109
Tang Foundation for the Research of Traditional Chinese
  Medicine (2)..............................................     242,000       8.4%
  3773 Howard Hughes Pkwy., Ste. 350N
  Las Vegas, NV 89109
Cyrus Tang Foundation (2)...................................     179,413       6.2%
  3773 Howard Hughes Pkwy., Ste. 350N
  Las Vegas, NV 89109
Fidelity Low-Price Stock Fund (7)...........................     218,000       7.6%
  82 Devonshire St. Boston, MA 02109
Gary R. Fairhead (3)........................................     221,696       7.5%
  2201 Landmeier Road Elk Grove Village, IL 60007
Gregory A. Fairhead (3).....................................      99,474       3.4%
John P. Sheehan (3).........................................      89,742       3.0%
Linda K. Blake (3)..........................................      40,684       1.4%
Nunzio A. Truppa (3)........................................      12,434         *
Dilip S. Vyas (4)(5)(8).....................................      40,500       1.4%
John P. Chen (4)(5)(8)......................................      40,700       1.4%
Thomas W. Rieck (5)(8)......................................      30,000       1.0%
Franklin D. Sove (5)(6)(8)..................................      31,000       1.1%
Steven A. Rothstein (5)(8)..................................      30,100       1.0%
Carl A. Zemenick (8)........................................       7,500         *
William L. McClelland (8)...................................       7,500         *
All directors and executive officers as a group.............     651,330      19.9%

---------------
 * Less than 1 percent.

(1) Unless otherwise indicated in the footnotes to this table, the Company believes the persons named in this table have sole voting and investment power with respect to all shares of Common Stock reflected in this table. As of October 19, 2001 2,881,227 shares were outstanding, not including certain options held by various directors and officers as noted in subsequent footnotes.

(2) The sole beneficiary and trustee of Cyrus Tang Revocable Trust dated March 17, 1997 (the "Trust") is Cyrus Tang. Tang Foundation for the Research of Traditional Chinese Medicine and Tang Family Foundation are not-for-profit foundations. Each of these entities, as well as the Trust, whose combined ownership represents in excess of 20% of the outstanding Common Stock, is controlled by Cyrus Tang.

(3) The number of shares includes 93,284, 87,817, 85,300, 39,534, and 9,134 shares issuable upon the exercise of stock options granted to Gary R. Fairhead, Gregory A. Fairhead, John P. Sheehan, Linda K. Blake, Nunzio A. Truppa. Said options are deemed exercised solely for purpose of showing total shares owned by such employees.

(4) Includes 3,500 shares issuable upon the exercise of director stock options granted in September 1994, 3,500 shares granted in September 1995 and 3,500 granted in September 1996. Said options are deemed exercised solely for purposes of showing total shares owned by such non-employee directors.

(5) Includes 5,000 shares issuable upon the exercise of director stock options granted in September 1997, 5,000 shares granted in September 1998 and 5,000 shares granted in September 1999. Said options are deemed exercised solely for purposes of showing total shares owned by such non-employee directors.

(6) Franklin D. Sove is Vice President of Tang Industries, Inc.

(7) Number of shares owned by Fidelity Low-Price Stock Fund as filed on Form 13G on February 14, 2000.

(8) Includes 7,500 shares issuable upon the exercise of director stock options granted in September 2000 and 7,500 shares to be granted at the next Annual Meeting of Stockholders. Said options are deemed exercised solely for purposes of showing total shares owned by such non-employee directors.

                            I. ELECTION OF DIRECTORS

     Pursuant to the Company's Certificate of Incorporation, the Board of Directors is divided into three classes of directors serving three-year terms. The terms of Class I directors (Messrs. Rieck, Rothstein and McClelland) expire in 2003; the term of Class II directors (Messrs. Chen and Zemenick) expire in 2001; and the terms of Class III directors (Messrs. Fairhead, Sove and Vyas) expire in 2002. All directors of each class will hold their positions until the annual meeting of stockholders at which time the terms of the directors in such class expire, or until their respective successors are elected and qualify.

           NOMINEES FOR ELECTION AS CLASS II DIRECTORS AT THE MEETING

     Two Class II directors are to be elected by a plurality of the stockholder votes cast at the Meeting, to serve until the 2004 Annual Meeting of Stockholders or until their successors shall be elected and shall qualify. The following persons have been nominated:

     The directors and nominee of the Company are as follows:

                                                                                                 DIRECTOR OF
                                                PRINCIPAL OCCUPTION(S) DURING PAST FIVE YEARS      COMPANY
NAME                                     AGE           AND OTHER PUBLIC DIRECTORSHIPS               SINCE
----                                     ---    ---------------------------------------------    -----------
John P. Chen.........................    47     Chief Financial Officer of National Material       1994
  Class II                                      L.P. since 1994.

Carl A. Zemenick.....................    56     President and CEO of GF Office Furniture, Ltd      Nominee
  Class II                                      LP since June 1990.

     The Board of Directors knows of no reason why any of the foregoing nominees will be unavailable to serve, but, in the event of any such unavailability, the proxies received will be voted for such substitute nominees as the Board of Directors may recommend. THE ENCLOSED PROXY CANNOT BE VOTED FOR A GREATER NUMBER OF PERSONS THAN TWO, THE NUMBER OF NOMINEES NAMED IN THIS PROXY STATEMENT.

                                    DIRECTORS WHOSE TERMS EXTEND BEYOND THE MEETING PRINCIPAL  DIRECTOR OF
                                              OCCUPATION(S) DURING PAST FIVE YEARS               COMPANY
            NAME              AGE                AND OTHER PUBLIC DIRECTORSHIPS                   SINCE
            ----              ---   ---------------------------------------------------------  -----------
Thomas W. Rieck.............  56    Attorney and President of Rieck and Crotty, P.C.              1994
  Class I

Steven A. Rothstein.........  50    Chairman of the Board of National Securities Corporation,     1994
  Class I                           a securities brokerage firm, since 1995. Since 1997
                                    Chairman and President of Olympic Cascade Financial
                                    Corporation, the parent holding company of National
                                    Securities Corporation and other securities brokerage
                                    firms. Director of Vita Food Products, Inc., and Gateway
                                    Data Sciences.

William L. McClelland.......  72    Partner Tower Extrusion LTD since 1977.                       2001
  Class I

                                    DIRECTORS WHOSE TERMS EXTEND BEYOND THE MEETING PRINCIPAL  DIRECTOR OF
                                              OCCUPATION(S) DURING PAST FIVE YEARS               COMPANY
            NAME              AGE                AND OTHER PUBLIC DIRECTORSHIPS                   SINCE
            ----              ---   ---------------------------------------------------------  -----------
Gary R. Fairhead............  49    President and Chief Executive Officer. Gary R. Fairhead       1994
  Class III                         has been the President of the Company since January 1990.

Franklin D. Sove............  67    Mr. Sove has been Vice President of Tang Industries, Inc.     1994
  Class III                         since 1996. Mr. Sove was CEO of National Material L.P.
                                    from September 1996 and Executive Vice President of Tang
                                    Industries, Inc. from May 1989.

Dilip S. Vyas...............  53    Mr. Vyas was Director and Vice President -- Business          1994
  Class III                         Development of CSI from 1987 to August 1998 and from
                                    October 2000 to May 2001. Mr. Vyas was self employed
                                    since August 1998 to October 2000 and since May 2001. CSI
                                    filed a petition for relief under Chapter 11 of the
                                    Bankruptcy Code in September 2000 and was subsequently
                                    dissolved in 2001.

DIRECTOR COMMITTEES; BOARD MEETINGS

     The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee. Each committee is composed of at least two independent directors who together constitute a majority of each committee.

     The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls. The Audit Committee is comprised of three directors, all of which are independent. The Charter is contained in this Proxy Statement.

     The functions of the Compensation Committee are to review and approve annual salaries and bonuses for all executive officers and review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto and administer the Company's 1993, 1994, 1997 and 2000 Stock Option Plans. Messrs. Rieck and Rothstein are members of the Compensation Committee.

     The functions of the Nominating Committee are to review and recommend to the Board of Directors a slate of nominees for each election of members to the Board of Directors, to review and recommend changes to the number, classification, and term of directors and to receive and review nominations by Stockholders with regard to the nomination process. The Nominating Committee will accept nominees recommended by stockholders. However, the Company's bylaws establish an advance notice procedure for such nominations. Generally, such notice must be received by the Secretary of the Company not less than 60 and no more than 90 days prior to a regularly scheduled annual meeting of stockholders, or within 10 days after receipt of notice of an annual meeting of stockholders if the date of such meeting has not been publicly disclosed within 70 days prior to the meeting date. Messrs. Rieck and Rothstein are members of the Nominating Committee.

     The Board of Directors held five meetings during the fiscal year ended April 30, 2001. The Compensation Committee held one meeting and the Audit Committee held one meeting during fiscal 2001. The Nominating Committee held one meeting during fiscal 2001.

     Messr. Mitchell, formerly a member of the Audit Committee, resigned from the Board of Directors on July 13, 2001.

     Messr. D.S. Patel resigned from the Board of Directors on September 10,
2001.

COMPENSATION OF DIRECTORS

     Non-employee directors are entitled to be paid $1,000 per month. Directors that serve on the Audit or the Compensation Committee are paid an additional $125 per month for each committee upon which they serve. In March 2001 the Board of Directors agreed to defer payment of all non-employee directors fees until otherwise determined by the Board of Directors. In October, the Board of Directors agreed to pay all directors fees, which were previously deferred. In addition, under the 1997 Directors' Stock Option Plan each non-employee director received a grant of options for 5,000 options at each of the 1997, 1998 and 1999 annual stockholders' meetings. Such options are exercisable for ten years from the respective date of grant at a price based on the price of the Common Stock on the respective grant dates. In addition, under the 2000 Directors' Stock Option Plan, non-employee directors received options to acquire 7,500 shares of Common Stock at the September 2000 annual shareholders meeting and are entitled to receive options to acquire 7,500 shares of Common Stock at each annual shareholders meeting in 2001 and 2002.

                             EXECUTIVE COMPENSATION

     The following table sets forth a summary of all compensation paid by the Company for its fiscal years ended April 30, 2001, 2000 and 1999 to the Company's Chief Executive Officer and each executive officer of the Company whose total annual salary and bonus for such year exceeded $100,000:

                                                                          ANNUAL COMPENSATION
                                                                          --------------------
                                                                          SALARY        BONUS
                NAME AND PRINCIPAL POSITION                                 ($)          ($)
                ---------------------------                               ------        -----
Gary R. Fairhead............................................   2001       164,868            0(1)
  President and Chief Executive Officer                        2000       155,232       15,000(2)
                                                               1999       148,400       85,000(3)
Gregory A. Fairhead.........................................   2001       149,649        7,500(1)
  Executive Vice President and General Manager-Mexican         2000       140,902       15,000(2)
  Operations and Assistant Secretary                           1999       134,035       80,500(3)
John P. Sheehan.............................................   2001       110,238            0(1)
  Vice President-Director of Materials and Assistant           2000       103,791       15,000(2)
  Secretary                                                    1999        98,712       55,000(3)
Linda K. Blake..............................................   2001        98,469            0(1)
  Chief Financial Officer, Vice President-Finance,             2000        89,941       15,000(2)
  Treasurer and Secretary                                      1999        85,554       50,000(3)
Nunzio A. Truppa............................................   2001       128,804        2,500(1)
  Vice President-Las Vegas Operations                          2000       120,015       15,000(2)
                                                               1999       298,642(4)
Andrew J. Saarnio...........................................   2001       122,850(5)         0(1)
  Vice President-Elk Grove Operations                          2000       121,838            0(2)
                                                               1999        96,750       20,000(3)
Daniel P. Camp..............................................   2001       128,076(5)     5,000(1)
  Vice President-Mexican Operations                            2000       116,538       15,000(2)
                                                               1999        98,381        4,150(3)

---------------
(1) Represents bonus earned in fiscal 2001 and paid in fiscal 2002.

(2) Represents bonus earned in fiscal 2000 and paid in fiscal 2001.

(3) Represents bonus earned in fiscal 1999 and paid in fiscal 2000.

(4) The 1999 salary amounts for Mr. Truppa includes sales commissions of $190,124.

(5) Effective in fiscal 2001 Messrs. Saarnio and Camp are no longer considered executive officers of the Company.

     Options granted under the 2000 Directors' Plan shall not be transferable unless (a) the transfer is (i) by will or the laws of descent and distribution,
(ii) pursuant to a qualified domestic relations order, (iii) to a Permitted Transferee, (as defined in the 2000 Directors' Plan), or (iv) to a trust or other entity controlled by the optionee or a Family Member (as defined in the 2000 Directors' Plan; generally family members or trusts or other entities controlled by the optionee or a family member); (b) the transfer is a gift; and
(c) the option continues to be subject to the same terms as before the transfer.

                 OPTION GRANT AND EXERCISES IN LAST FISCAL YEAR

     The following tables provide certain specified information concerning options granted to, exercised by and held at April 30, 2001 under the 1993 and 2000 stock option plans by each Named Executive Officer of the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                                                                                                              POTENTIAL
                                                                                                         REALIZABLE VALUE OF
                                                                                                         ASSUMED ANNUAL RATE
                                                                                                              OF STOCK
                                                                                                          APPRECIATION FOR
                           NUMBER OF SHARES      % OF TOTAL OPTIONS      EXERCISE OR BASE                    OPTION TERM
                          UNDERLYING OPTIONS         GRANTED TO               PRICE         EXPIRATION   -------------------
          NAME               GRANTED (#)       EMPLOYEES IN FISCAL YR.    ($ PER SHARE)        DATE      5% ($)      10% ($)
          ----            ------------------   -----------------------   ----------------   ----------   ------      -------
Thomas F. Rovtar(2).....        10,000                  100.0                  6.25          07/04/10    39,300      99,600

---------------
(2) Effective in fiscal 2001 Messr. Rovtar is no longer considered executive officer of the Company.

                  OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth certain information with respect to each named executive officer of the Company concerning the exercise of options during the fiscal year ended April 30, 2001, as well as any unexercised options held as of the end of such fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                     NUMBER OF SHARES          VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                SHARES                           OPTIONS AT FY-END (#)(1)        AT FY-END ($)(1)
                             ACQUIRED ON          VALUE                EXERCISABLE/                EXERCISABLE/
          NAME               EXERCISE (#)      REALIZED ($)           UNEXERCISABLE               UNEXERCISABLE
          ----               ------------      ------------      ------------------------      --------------------
Gary R. Fairhead.........        --                --                  93,284/26,266                   0/0
Gregory A. Fairhead......        --                --                  87,817/23,333                   0/0
John P. Sheehan..........        --                --                  85,300/19,600                   0/0
Linda K. Blake...........        --                --                  39,534/18,466                   0/0
Nunzio A. Truppa.........        --                --                   9,134/4,566                    0/0
Andrew J. Saarnio (2)....        --                --                   7,667/6,833                    0/0
Daniel P. Camp (2).......        --                --                  18,800/9,900                    0/0
Stephen H. McNulty (2)...        --                --                  10,001/8,999                    0/0
Thomas F. Rovtar (2).....        --                --                   3,333/6,667                    0/0

---------------
(1) These options are service-based options. A portion of these options vest over a five-year period which began in February 1995 and the remaining options vest over a three and five-year period beginning in July 1998.

(2) Effective in fiscal 2001 Messrs. Saarnio, Camp, McNulty and Rovtar are no longer considered executive officers of the Company.

                         REPORT OF THE AUDIT COMMITTEE

     The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, discuss and review the scope and fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls. Messrs. Chen, Rieck and Sove are members of the Audit Committee, of which Mr. Sove is the Chairman. Each member of the Audit Committee is independent as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is included as an appendix hereto.

     The Audit Committee has reviewed and discussed the audited financial statements with management, and discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, as modified. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as modified, and has discussed with the independent accountant the independent accountant's independence. Based on the review and discussions referred to herein, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

THIS REPORT IS SUBMITTED BY THE MEMBERS OF THE COMMITTEE.

                                          Franklin D. Sove (Chairman)
                                          Thomas W. Rieck
                                          John P. Chen

                                    CHARTER
                                       OF
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                         SIGMATRON INTERNATIONAL, INC.

I. FUNCTIONS

     The functions of the Audit Committee shall include (1) to review the scope of the audit; (2) to review with the independent auditors the corporate accounting practices and policies and recommend to whom reports should be submitted within the Company; (3) to review with the independent auditors their final report; (4) to review with internal and independent auditors overall accounting and financial controls; and (5) to be available to the independent auditors during the year for consultation purposes.

II. COMPOSITION

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors. An Independent Director is a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, or any other person deemed by NASD Manual and Notices to Members, Rule 4200(a)(14), not to be independent. Each member of the Committee shall be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement or will become able to do so within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Notwithstanding the previous sentence, one director who is not independent as defined herein and is not a current employee or an immediate family member of such employee, may be appointed to the Committee, if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the Company and its shareholders, and the Board discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full committee membership.

III. MEETINGS

     The Committee shall meet at least one time annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with the chief financial officer and the independent accountants to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet in person or by telephone conference call with the independent accountants and management quarterly to review the Company's financials consistent with IV.3 below.

IV. RESPONSIBILITIES

     To fulfill its responsibilities the Audit Committee shall:

Documents/Reports Review

     1. Review this Charter annually and update it as conditions dictate.

     2. Review the Company's annual financial reports or other financial information submitted to the SEC, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

     3. Review with the chief financial officer or his/her delegate and, if the Committee believes it to be advisable, the independent accountants, the 10-Q prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

     4. The Committee shall issue a report to the Board of Directors disclosing whether (1) the Committee has reviewed and discussed the audited financial statements with management; (2) the Committee has discussed with the independent accountants the matters required to be discussed by SAS 61, as may be modified or supplemented; (3) the Committee has received the written disclosures and the letter from the independent accountants required by ISB Standard No. 1, as may be modified or supplemented, and has discussed with the accountants the accountants' independence; and (4) whether, based on the review and discussions referred to in (1) -- (3) above, the Committee recommended to the Board that the financial statements be included in the Annual Report on Form 10-K or 10-KSB for the last fiscal year for filing with the SEC. These disclosures shall appear over the printed names of each member of the Committee, and shall be included in the Company's proxy statement, if said proxy statement relates to an annual meeting of shareholders at which directors are to be elected (or special meeting or written consents in lieu of such meeting). The disclosures shall be made at least once a year.

Independent Accountants

     5. The independent accountants are ultimately accountable to the Board and the Committee, as representatives of the shareholders, and these shareholder representatives have ultimate authority and responsibility to select, evaluate, and where appropriate, replace the outside accountant (or to nominate the outside accountant to be proposed for shareholder approval in any proxy statement).

     6. After conferring with management, recommend to the Board of Directors the selection of the independent accountants, considering their independence and effectiveness, and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should discuss with the accountants all significant relationships or services the accountants have that may impact the objectivity and independence of the accountants to determine the accountants' independence and to obtain from the accountants a written statement setting forth the relationships between the accountants and the Company consistent with ISB Standard No. 1.

     7. Review the performance of the independent accountants and after consultation with management recommend discharge of the independent accountants when circumstances warrant.

     8. Receive copies of the annual comments from the independent auditors on accounting practices and policies and systems of control of the Company, and review with them any questions, comments or suggestions they may have relating thereto.

     9. Take, or recommend that the Board take, appropriate action to oversee the independence of the independent accountants.

Financial Reporting Processes

     10. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal accounting department.

     11. Make or cause to be made, from time to time, such other examinations or reviews as the Committee may deem advisable with respect to the adequacy of the systems of internal controls and accounting practices of the Company and with respect to current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate by the Committee.

Process Improvement

     12. Establish a regular system of reporting to the Audit Committee and internally within the Company by management, the independent accountants and the internal accounting department.

     13. As a part of the annual audit process, review the scope of the audit to be performed by the independent accountants.

     14. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

     15. Review, at least annually, the then current and future programs of the internal accounting department, including the procedure for assuring implementation of accepted recommendations made by the auditors, and review the implementation of any accepted recommendations.

Other Activities

     16. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

STOCK PRICE PERFORMANCE GRAPH

     The following performance graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock during the period from May 1, 1995 through April 30, 2001 with the cumulative total return on (i) a group consisting of the Company's peer corporations on a line-of-business basis (the "Peer Group") and (ii) the NASDAQ Composite Index (Total Return). The comparison assumes $100 was invested on May 1, 1995 in the Company's Common Stock, the Peer Group (allocated equally among each of the Peer Group members) and the NASDAQ Composite Index and assumes reinvestment of dividends, if any. The Peer Group consists of Benchmark Electronics, Inc., DII Group, Inc.(formerly known as Dovatron International, Inc.), IEC Electronics Corp., Plexus Corp., SCI Systems, Inc. and Solectron Corp.

     Comparison of Five year cumulative Total Among SigmaTron International, Inc. the Peer Group and the Nasdaq Composite Index (Total Return)

                              [PERFORMANCE GRAPH]

------------------------------------------------------------------------------------------------------------
                                                   BASE
                                                  PERIOD
               COMPANY NAME/INDEX                 APR 96    APR 97    APR 98    APR 99    APR 00    APR 01
------------------------------------------------------------------------------------------------------------
  SIGMATRON INTERNATIONAL INC                       100     216.13    113.71     51.61     56.25     12.65
------------------------------------------------------------------------------------------------------------
  NASDAQ INDEX                                      100     105.84    158.21    216.97    328.85    179.70
------------------------------------------------------------------------------------------------------------
  PEER GROUP                                        100     131.21    194.24    334.10    709.23    384.03
------------------------------------------------------------------------------------------------------------

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

     The Company's executive compensation policy is to provide compensation and benefit programs to enable it to attract and retain talented executives. Total compensation includes base salary, annual cash bonuses, long-term incentives and employee benefits. Guiding principals include offering competitive base salary and employee benefit packages compared to similarly capitalized companies with comparable operating results; annual cash bonuses based on individual contributions to financial results and strategic planning and long-term stock based incentives, helping to assure that management's interests are closely aligned with those of shareholders. The Company seeks to reward outstanding executive performance contributing to superior operating results and enhanced shareholder value.

     The Board of Directors administers the Company's executive compensation policy through its Compensation Committee and the Compensation Committee's supervision of the determinations of the Company's senior executive officers on compensation matters. The base salary of the President and the Chief Executive Officer and the executive officers of the Company is determined by the Board of Directors acting on the recommendations of its Compensation Committee. The President and Chief Executive Officer recommends to the Compensation Committee the base salaries to be paid to all other executive officers.

     Annual cash bonuses are determined by action of the Board of Directors on recommendations made to it by its Compensation Committee. Stock options may be granted to key employees of the Company as determined by the Compensation pursuant to the Company's 1993 Stock Option Plan.

REPORT OF 2001 COMPENSATION OF EXECUTIVE OFFICERS

     The President and Chief Executive Officer recommended to the Compensation Committee the base salaries and the bonuses to be paid to executive officers. The Compensation Committee approved the base salaries and the bonuses recommended. The Board of Directors adopted the recommendations of the Compensation Committee and also granted a bonus to another executive officer. Although the Committee is of the opinion that stock options continue to provide substantial incentive to increase shareholder value, no additional stock options were granted to executive officers under the Company's 1993 Stock Option Plan because of many factors. Notwithstanding the foregoing, the Committee may grant additional options in the near future.

REPORT OF 2001 COMPENSATION OF CHIEF EXECUTIVE OFFICER AND PRESIDENT

     The compensation for the Company's President and Chief Executive Officer is set within the philosophy and policy identified above for all executive officers. In setting the salary and determining the bonus of the President and Chief Executive Officer of the Company, the Compensation Committee considered many factors, and paid particular attention to the Company's most recent financial results. Based upon the foregoing, the Committee was of the opinion that there should be no change in Mr. Fairhead's base salary and he should receive no bonus or additional stock options.

THIS REPORT IS SUBMITTED AS OF JULY 13, 2001 BY THE MEMBERS OF THE COMMITTEE.

                                          William C. Mitchell (Chairman)
                                          Thomas W. Rieck
                                          Steven A. Rothstein

     Deductibility of Certain Executive Compensation. Section 162(m), added to the federal Internal Revenue Code by the Omnibus Budget Reconciliation Act of 1993 (the "Act"), denies publicly held corporations a deduction for compensation in excess of $1 million per year paid or accrued with respect to certain executives in taxable years beginning on or after January 1, 1994, except to the extent that such compensation qualifies for an exemption from that limitation.

     The deduction limitation has no effect on the Company's ability to deduct payments made (or deemed made for tax purposes) in fiscal 2001 to the named executive officers listed in the summary compensation table. The limitation, however, could affect the ability of the Company and its subsidiaries to deduct compensation paid to such officers in fiscal 2002 and subsequent years. The Company intends to take appropriate action to comply with the Act so that deductions will be available to it for all compensation paid to its executive officers to the extent practicable in fiscal 2002.

                              CERTAIN TRANSACTIONS

ITEM 13.

     During the fiscal year ended April 30, 2001, the Company purchased raw materials and leased operating and storage space in Elk Grove Village, Illinois from Circuit Systems Inc. ("CSI"). CSI is a publicly held corporation which formerly manufactured printed circuit boards and is being liquidated pursuant to court order in a Chapter 11 bankruptcy proceeding. CSI previously beneficially owned approximately 13.9% of the Company's outstanding Common Stock which was sold to Tang Revocable Trust in April 2001. Purchases of raw materials from CSI were approximately $3,598,000 for the year ended April 30, 2001, with a net amount in payables related to these purchases of approximately $767,000 at April 30, 2001. The Company leased space in Elk Grove Village, Illinois from CSI at a base rental of approximately $36,000 per month with an additional $7,000 per month for real estate taxes. The lease requires the Company to pay maintenance and utility expenses. Rent and property tax expense totaled approximately $515,000 for the year ended April 30, 2001.

     The Company has a 42.5% ownership interest in SMT Umnlimited, L.P. ("SMTU"), which was formed on September 15, 1994, in Fremont, California, as a joint venture to provide surface mount technology assembly services primarily to electronic original equipment manufacturers. The Company owns 50% of the outstanding stock of SMT Unlimited, Inc. (SMT, Inc.), which is the general partner of SMTU. One of the limited partners of SMTU is also an equal shareholder of SMT, Inc., along with the Company. The Company holds subordinated debentures totaling $1,050.000 from SMTU. Debentures totaling $650,000 outstanding at April 30, 2001, bear interest at 8%, and debentures totaling $400,000 bear interest at 12%. During fiscal 2001, the Company extended the repayment date of the debentures from May 1, 2001 to August 1, 2003. The principal and interest under the debentures are to be repaid on August 1, 2003. The Company also has guaranteed lease obligations of approximately $916,000 for SMTU. The Company has been indemnified by one of the other limited partners in the amount of $457,770 for the guaranteed lease obligations. SMTU incurs a $28,500 monthly administrative fee for administrative services provided by the Company.

     In August 1999, the Company entered into a guaranty agreement with SMTU's lender to guaranty the obligation of SMTU under its revolving line of credit to a maximum of $2,000,000 plus interest and related costs associated with the enforcement of the guaranty. In connection with the guaranty agreement, one of the limited partners of SMTU and a Vice President of SMTU have each executed a guaranty to the lender to reimburse the Company for up to $500,000 of payments made by the Company under its guaranty to the lender in excess of $1,000,000. In addition, the limited partner has agreed to indemnify the Company for 50% of all of SMTU's payments to the lender. The limited partner's obligation to the Company under the indemnity is reduced dollar for dollar to the extent the limited partner would otherwise be obligated to pay more than $1,000,000 as a result of his guaranty to the lender.

     The Company's investment and advances to and receivables from SMTU totaled approximately $5,137,000 at April 30, 2001, and no amount was recorded by the Company related to its guaranty of SMTU's credit agreement.

     The report of independent auditors, dated June 29, 2001, pertaining to SMTU's financial statements for the year ended April 30, 2001, contains an explanatory paragraph regarding uncertainty concerning SMTU's ability to continue as a going concern because SMTU has not complied with certain covenants of loan agreements with a bank.

     In addition to the subordinated debentures and promissory notes, at April 30, 2000, the Company had recorded miscellaneous receivables, interest and trade receivables from LC of $1,560,000 against which a reserve of $789,000 was recorded. In April 2001, LC sold certain assets to a third party. In connection with the asset sale, LC made partial payments on the amounts owed to the Company of $356,500 in cash, endorsing a $400,000 promissory note receivable from a third party and by assigning existing accounts receivable totaling approximately $165,000 and inventory totaling approximately $272,000 of LC to the Company. Payments are due on the promissory notes as follows: $125,000, plus accrued interest due January 1, 2002, $125,000, plus accrued interest due January 1, 2003, and $150,000 plus accrued interest due January 1, 2004. Interest on the promissory note will accrue at 5% per annum. The third party also agreed to pay LC royalties on certain sales derived from the purchase of the acquired assets, as defined in the agreement. LC or its successor will receive royalty payments through April 30, 2007. Pursuant to the terms of a separate agreement, the Company will receive the royalty payments up to the amount of LC's indebtedness to the Company. These royalty payments, if any, will be recorded by the Company as received. As a result of these transactions, the Company has written off its investment in LC of $2,500 in the statement of operations for the year ended April 30, 2001. There was no other impact on the fiscal 2001 operating results.

                II. PROPOSAL TO RATIFY SELECTION OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors will recommend at the Meeting that the stockholders ratify the appointment of the firm of Grant Thornton LLP to audit the accounts of the Company for the current fiscal year. Representatives of that firm are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Grant Thornton LLP was recommended by the Audit Committee. The decision to dismiss Ernst & Young LLP and engage Grant Thornton LLP was approved by the Board of Directors effective October 31, 2001. Ernst & Young LLP will not attend the Annual Meeting.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF RATIFICATION OF THE SELECTION OF GRANT THORNTON.

     In connection with the audits for the years ended April 30, 2001 and 2000, the Company has had no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Ernst & Young LLP would have caused it to make reference thereto in its report on the consolidated financial statements for 2001 and 2000.

                       FISCAL 2001 AUDIT FIRM FEE SUMMARY

     During fiscal 2001, the Company retained its principal auditor, Ernst & Young LLP, to provide services in the following categories and amounts:

AUDIT FEES

     Ernst & Young LLP billed an aggregate of $140,986 in fees for professional services rendered in connection with the audit of the Company's financial statements for the most recent fiscal year and the reviews of the financial statements in each of the Company's Quarterly reports on Form 10-Q during the fiscal year ended April 30, 2001.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during the Company's 2001 fiscal year.

ALL OTHER FEES

     Ernst & Young LLP billed an aggregate of $121,398 in fees for other services for the fiscal year ended April 30, 2001. In addition, the Audit Committee has considered the compatibility of the non-audit services provided by the auditors with the auditor's independence for the fiscal year ended April 30, 2001 and determined that those services were compatible with the maintenance of the independence of the auditors.

     The report of E&Y on Registrant's Form 10-K for the year ended April 30, 2001 contained an explanatory paragraph raising substantial doubt about the Company's ability to continue as a going concern. Aside from this opinion, the report of E&Y on the Company's consolidated financial statements for the years ended April 30, 2001 and 2000 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.

                                 MISCELLANEOUS

     The Company's 2001 Annual Report to Stockholders is being mailed to stockholders contemporaneously with this Proxy Statement.

COST OF SOLICITATION

     All expenses incurred in the solicitation of proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited on behalf of the Company by directors, officers and employees of the Company by telephone or telecopy. The Company will reimburse brokers and others holding Common Stock as nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock and obtaining their proxies.

PROPOSALS OF STOCKHOLDERS

     In accordance with the rules of the Securities and Exchange Commission, any proposal of a stockholder intended to be presented at the Company's 2002 Annual Meeting of Stockholders must be received by the Secretary of the Company before May 24, 2002 in order for the proposal to be considered for inclusion in the Company's notice of meeting, proxy statement and proxy relating to the 2002 Annual Meeting.

     Stockholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. The stockholder must comply with the procedures specified by the Company's by-laws which require all stockholders who intend to make proposals at an annual stockholders meeting to send a proper notice which is received by the Secretary not less than 120 or more than 150 days prior to the first anniversary of the date of the Company's consent solicitation or proxy statement released to stockholders in connection with the previous year's election of directors or meeting of stockholders; provided, that if no annual meeting of stockholders or election by consent was held in the previous year, or if the date of the annual meeting has been changed from the previous year's meeting, a proposal must be received by the Secretary within 10 days after the Company has publicly disclosed the date of such meeting.

     The Company currently anticipates the annual meeting will be held September 20, 2002.

     The by-laws also provide that nominations for director may only be made by or at the direction of the Board of Directors or by a stockholder entitled to vote who send a proper notice which is received by the Secretary no less than 60 or more than 90 days prior to the meeting; provided, however, that if the Company has not publicly disclosed the date of the meeting at least 70 days prior to the meeting date, notice may be timely made by a stockholder if received by the Secretary no later than the close of business on the 10th day following the day on which the Company publicly disclosed the meeting date.

                                          By order of the Board of Directors

                                          Linda K. Blake
                                          Secretary

Dated: November 9, 2001

                         SIGMATRON INTERNATIONAL, INC.
                              2201 LANDMEIER ROAD
                          ELK GROVE VILLAGE, IL 60007
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
   The undersigned hereby appoints Gary R. Fairhead, Linda K. Blake and Henry J. Underwood, Jr., and each of them, with full power of substitution, attorneys and proxies to represent the undersigned at the 2001 Annual Meeting of Stockholders of SIGMATRON INTERNATIONAL, INC. (the "Company") to be held at the Holiday Inn located at 1000 Busse Road, Elk Grove Village, Illinois at 10:00 a.m. local time, on Monday, December 7, 2001 or at any adjournment thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock of the Company which the undersigned may be entitled to vote at said Meeting as follows:
1. ELECTION OF DIRECTORS
  [ ] FOR all nominees listed below
      (UNLESS NAME OF NOMINEE IS CROSSED OUT).
                      John P. Chen        Carl A. Zemenick
2. PROPOSAL TO RATIFY THE SELECTION OF GRANT THORNTON LLP AS INDEPENDENT
   AUDITORS
  [ ] FOR          [ ] AGAINST          [ ] ABSTAIN
3. IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING (which the Board of Directors does not know of prior to November 9,
   2001)
                Management recommends your vote FOR all proposals.
                    (Continued and to be Signed on Other Side)

  [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

                          (Continued from Other Side)
    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS, AND FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON AS INDEPENDENT AUDITORS, AND WILL CONFER THE AUTHORITY IN PARAGRAPH 2.
    Receipt is hereby acknowledged of the Notice of the Meeting and Proxy Statement dated November 9, 2001 as well as a copy of the 2001 Annual Report to Stockholders.
                                              Dated , 2001.

                                              ----------------------------------
                                              (Signature of Stockholder(s))
                                              When signing as attorney,
                                              executor, administrator, trustee
                                              or guardian, please give title.
                                              Each joint owner is requested to
                                              sign. If a corporation or
                                              partnership, please sign by an
                                              authorized officer or partner.
                                              Please sign in the same manner as
                                              your certificate(s) is (are)
                                              registered.
                                              Please complete, date, sign and
                                              return this proxy in the envelope
                                              provided.